Exhibit 99.1                                     For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922


FOR IMMEDIATE RELEASE




                 ROLLINS, INC. INCREASES DIVIDEND BY 20 PERCENT


     ATLANTA, GEORGIA, January 27, 2004: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Board of Directors approved a 20% increase in the Company's quarterly dividend on January 27, 2004. The increased regular quarterly dividend of $0.06 per share will be payable March 10, 2004 to stockholders of record at the close of business February 10, 2004. The Company's new annual dividend rate is $0.24.

     Rollins, Inc. is one of the nation's largest consumer services companies. Through its wholly-owned subsidiary, Orkin, Inc., the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.6 million customers in the United States, Canada and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com and www.rollins.com.




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